Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 24, 2017, relating to the financial statements and financial highlights of Frontier Netols Small Cap Value Fund and Frontier Phocas Small Cap Value Fund, each a series of Frontier Funds, Inc., for the year ended June 30, 2017, and to the references to our firm under the headings “Independent Registered Public Accounting Firm,” “Experts”, and “Financial Highlights” in the Proxy Statement/Prospectus and “Incorporation of Documents by Reference into the Reorganization SAI” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

September 6, 2017